EXHIBIT 99.2

SUBSCRIPTION AGREEMENT

LDG, Inc.
4944b Windy Hill Drive
Raleigh, North Carolina 27587

Dear Sirs:

Concurrent with execution of this Agreement, the undersigned (the "Purchaser") is purchasing __________________________________________________ (__________) shares of common stock of LDG, Inc. (the "Company") at a price of $0.05 per share (the "Subscription Price").

Purchaser hereby confirms the subscription for and purchase of said number of shares and hereby agrees to pay herewith the Subscription Price for such Shares.

Purchaser further confirms that the officers and/or directors of LDG, Inc. solicited him/her/it to purchase the shares of common stock of LDG, Inc. and no other person participated in such solicitation other than the officers and/or directors of LDG, Inc.

MAKE CHECK PAYABLE TO: Coastal Federal Credit Union - LDG, Inc.

If payment is by bank wire, please send to:

Coastal Federal Credit Union

OMITTED
Institution No.
Transit No.
Account No.
SWIFT Code:

Beneficiary:	LDG, Inc.

Executed this _____ day of ___________________, 2003.

Signature of Purchaser

Address of Purchaser

Printed Name of Purchaser

PLEASE ENSURE FUNDS ARE IN US DOLLARS

	X $0.05	=	US$
Number of Shares Purchased			Total Subscription Price

Form of Payment:	Cash:___________	Check #: _____________	Other: _________________

LDG, INC.

By:

Title: